U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                       INITIAL  STATEMENT  OF  CHANGES  IN
                              BENEFICIAL  OWNERSHIP

               FILED  PURSUANT  TO SECTION 16(A) OF THE SECURITIES
                            EXCHANGE  ACT  OF  1934,
               SECTION  17(A)  OF  THE  PUBLIC  UTILITY HOLDING
                COMPANY  ACT  OF  1935  OR
                SECTION 30(F) OF THE INVESTMENT COMPANY ACT 1940
                                     FORM 3/A

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|1.NAME AND ADDRESS OF REPORTING PERSON* |2.DATE OF EVENT        |4.ISSUER NAME AND TICKER OR TRADING SYMBOL
|                                        |  REQUIRING STATEMENT  |
| HJS FINANCIAL SERVICES, INC.           |  (MONTH/DAY/YEAR)     | NETJ.COM   [NETJ]
|----------------------------------------|                       |-----------------------------------------------------------------
|      (LAST)             (FIRST)    (MI)|                       |5.RELATIONSHIP OF REPORTING PERSON TO  |6.IF AMENDMENT, DATE OF
|                                        |      02/28/2000       |  ISSUER (CHECK ALL APPLICABLE)        |  ORIGINAL (MON/DAY/YEAR)
|24843 DEL PRADO    #318                 |                       |                                       |
|                                        |-----------------------|   DIRECTOR             10% OWNER      |        03/03/2000
|                                        |3.IRS OR SOC. SEC. NO. |---                  ---               |-------------------------
|----------------------------------------|  OF REPORTING PERSON  |                                       |7.INDIVIDUAL OR JOINT/
|      (STREET)                          |  (VOLUNTARY)          |   OFFICER           xx OTHER          |  GROUP FILING
|                                        |                       |---(GIVE TITLE BELOW)---(SPECIFY BELOW)|  (CHECK APPLICABLE LINE)
|DANA POINT  CALIFORNIA  92629           |                       |                                       |xx  FORM FILED BY ONE
|                                        |                       | OWNER OF 7.558% OF THE OUTSTANDING    |--- REPORTING PERSON
|                                        |                       | SHARES   (*1)                         |    FORM FILED BY MORE
|                                      1 |                       |                                       |--- THAN REPORTING PERSON
|----------------------------------------------------------------------------------------------------------------------------------
|      (CITY)         (STATE)     (ZIP)  |     TABLE I - NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
|----------------------------------------------------------------------------------------------------------------------------------
|1.TITLE OF SECURITY (INSTR. 4)            |2.AMOUNT OF SECURITIES       |3.OWNERSHIP   |4.NATURE OF INDIRECT BENEFICIAL
|                                          |  BENEFICIALLY OWNED         |  FORM:       |  OWNERSHIP (INSTR. 5)
|                                          |  (INSTR. 4)                 |  DIRECT (D)  |
|                                          |                             |  OR INDIRECT |
|                                          |                             |  (I)(INSTR.5)|
|------------------------------------------|-----------------------------|--------------|------------------------------------------
|
       COMMON STOCK                        |        900,000  (*1)        |      D       |                N/A                      |
|------------------------------------------|-----------------------------|--------------|------------------------------------------
|                                          |                             |              |
|                                          |                             |              |
|----------------------------------------------------------------------------------------------------------------------------------

REMINDER: REPORT ON A SEPARATE LINE FOR EACH CLASS SECURITIES OWNED DIRECTLY OR INDIRECTLY.
*IF  THE  FORM  IS  FILED  BY  MORE  THAN  ONE REPORTING PERSON, SEE INSTRUCTION
5(B)(V).
(OVER)
    POTENTIAL  PERSONS  WHO  ARE  TO  RESPOND  TO  THE COLLECTION OF INFORMATION
CONTAINED  IN  THIS  FORM  ARE  NOT  REQUIRED    SEC  1473  (7-97)
    O RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER. FORM 3 (CONTINUED)
                        TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G., PUTS, CALLS, WARRANTS, OPTIONS,
CONVERTIBLE  SECURITY)

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|1.TITLE OF DERIVATIVE     |2.DATE EXERCISABLE    |3.TITLE AND AMOUNT OF UNDERLYING      |4.CONVERSION |5.OWNERSHIP|6.NATURE OF
|  SECURITY (INSTR. 4)     |  AND EXPIRATION      |  DERIVATIVE SECURITY (INSTR. 4)      |  OR         |  FORM OF  |  INDIRECT
|                          |  DATE                |                                      |  EXERCISE   |  DERIV-   |  BENEFICIAL
|                          |  (MONTH/DAY/YEAR)    |                                      |  PRICE OF   |  ATIVE    |  OWNERSHIP
|                          |----------------------|--------------------------------------|  DERIVATIVE |  SECURITY:|  (INSTR. 5)
|                          |DATE       |EXPIRATION|                            |AMOUNT OR|  SECURITY   |  DIRECT   |
|                          |EXERCISABLE|DATE      |           TITLE            |NUMBER   |             |  (D) OR   |
|                          |           |          |                            |OF SHARES|             |  INDIRECT |
|                          |           |          |                            |         |             |  (I)      |
|                          |           |          |                            |         |             |  (INSTR.5)|
|--------------------------|-----------|----------|----------------------------|---------|-------------|-----------|---------------
|
|           |          |                            |         |             |           |               |
|--------------------------|-----------|----------|----------------------------|---------|-------------|-----------|---------------
|                          |   /  /    |  /  /    |                            |         |             |           |
|                          |           |          |                            |         |             |           |
|----------------------------------------------------------------------------------------------------------------------------------

EXPLANATION  OF  RESPONSES:
**INTENTIONAL  MISSTATEMENTS  OR  OMISSIONS  OF FACTS CONSTITUTE FEDERAL

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(*1)
This Amended Form3-A is filed to correct information that was filed in error. The reporting person is not and was not an affiliate at the time of the original filing or at the present time.
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 /S/KIRT  W.  JAMES                          02/28/2000
--------------------------------------------  ----------
**SIGNATURE  OF  REPORTING  PERSON              DATE

  CRIMINAL  VIOLATIONS.  SEE  18  U.S.C.  1001  AND  15  U.S.C.  78FF(A).
NOTE:  FILE  THREE  COPIES  OF  THIS FORM, ONE OF WHICH MUST BE MANUALLY SIGNED.
      IF SPACE PROVIDED IS INSUFFICIENT, SEE INSTRUCTION 6 FOR PROCEDURE. POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT
REQUIRED  TO  RESPOND  UNLESS  THE  FORM  DISPLAYS A CURRENTLY VALID OMB NUMBER.
PAGE:  2
SEC  1473  (7-97)